Exhibit 107

Filing Fee Table

           F-1

(Form Type)

BAO Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
			or Carry		Offering	Aggregate		Amount of
	Security	Security	Forward	Amount	Price Per	Offering		Registration
	Type	Class Title	Rule	Registered (1)	Unit	Price (3)	Fee Rate	Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0001 each (2)	Rule 457(o)	1,500,000	$5.00	$7,500,000	0.00015310	$1,148.25
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0001 each (1)	Rule 457(o)	225,000	$5.00	$1,125,000	0.00015310	$172.24
	Total Offering Amounts					$8,625,000		$1,320.49
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$1,320.49

(1)	Includes Class A ordinary shares that may be purchased by the underwriter pursuant to their over-allotment option.
(2)	Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, assuming the sale of the maximum number of shares at the highest expected offering price.